EXHIBIT 16.1

August 17, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by American Bio Medica Corporation (copy attached), which were filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated August 10, 2004. We agree with the statements concerning our Firm in such Form 8-K.

With regard to the statement in the last sentence of the fourth paragraph of Item 4 of the 8-K indicating that the Registrant “has since instituted additional controls to improve the segregation of duties as noted,” we make no comment whatsoever.

Very truly yours,

/s/PricewaterhouseCoopers LLP

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Attachment

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 3, 2004

    AMERICAN BIO MEDICA CORPORATION
(Exact Name of Registrant as Specified in its Charter)

New York	0-28666	14-1702188
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

122 Smith Road, Kinderhook, NY	12106
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 227-1243

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ITEM 4. CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.

On August 3, 2004, PricewaterhouseCoopers LLP ("PwC") notified American Bio Medica Corporation (the "Registrant") that it will resign as the Registrant's independent registered public accounting firm upon completion of the review procedures regarding the interim financial statements of the Registrant as of June 30, 2004 and for the three- and six-month periods ended June 30, 2004.The Audit Committee of the Registrant's Board of Directors is currently in the process of selecting a new independent registered public accounting firm for the third quarter and fiscal year ending December 31, 2004.

The reports of PwC on the Registrant's financial statements as of and for the years ended December 31, 2003 and 2002 contained no adverse opinion or disclaimer of opinion and were not modified or qualified as to uncertainty, audit scope, or accounting principle, except that their report for the year ended December 31, 2002 contained explanatory language regarding substantial doubt about the Company's ability to continue as a going concern.

During the years ended December 31, 2003 and 2002 and through August 3, 2004, there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused them to make reference thereto in their reports on the financial statements for such years.

Except as noted in the following sentence during the years ended December 31, 2003 and 2002 and through August 3, 2004, there have been no reportable events (as defined in Regulation SB Item 304(a)(1)(iv)(B)(3)). As reported in Item 8A in the Registrants 10KSB for the year ended December 31, 2003, there existed a reportable condition due to the small size of the accounting department and the absence of appropriate segregation of duties at December 31, 2003. During the first quarter of 2004, the Company hired a controller and has since instituted additional controls to improve the segregation of duties as noted.

The Registrant has requested that PwC furnish it with a letter addressed to the Securities and Exchange Commission (the "Commission") stating whether or not it agrees with the above statements so that it can be filed with the Commission within ten business days after the filing of the report.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BIO MEDICA CORPORATION

Date: August 10, 2004	By:	/s/ Keith E. Palmer
Keith E. Palmer
Chief Financial Officer

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